EXHIBIT 99.1

River Valley Bancorp Announces Quarterly
Cash Dividend

For Immediate Release
Tuesday, September 15, 2009

Madison, Indiana--River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that it has declared a cash dividend of $0.21 per share of its Common Stock for the quarter ending September 30, 2009. The annualized rate of the dividend reflects $0.84 per share.

The dividend record date will be as of October 2, 2009 and will be payable on October 16, 2009. This dividend represents the forty-ninth consecutive dividend paid by the Corporation.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has eight locations in the Madison, Hanover, Charlestown, Sellersburg, and Floyds Knobs, Indiana area. A ninth office is located in Carrollton, KY.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
(812) 273-4949